Exhibit 10.1


February 19, 2002

Penn Treaty American Corporation
Penn Treaty Network America Insurance Company
American Network Insurance Company
3440 Lehigh Street
Allentown, PA 18103-7001
United States

Attention: William W. Hunt, Senior Vice President

Re:  Penn Treaty American Corporation ("PTAC")

Dear Mr. Hunt:

This letter agreement (the "Supplemental Letter Agreement") ratifies the understanding of PTAC and its insurance subsidiaries Penn Treaty Network America Insurance Company ("PTNAIC") and American Network Insurance Company ("ANIC") (PTNAIC and ANIC may be referred collectively as the "Company"), on the one hand, and Centre Solutions (Bermuda) Limited and/or certain of its affiliated or related companies as designated by it (collectively, "Centre") on the other hand, regarding those matters originally addressed in our letter to you of December 14, 2001 (the "Original Letter Agreement") (which outlined the terms upon which Centre was to offer reinsurance of the claims and active life reserves for the long term care insurance business of the Company, and the terms upon which PTAC had granted to Centre certain warrants and an option to reinsure future writings of the Company's long term care insurance business (the "Transaction")), as amended by those specific changes, modifications, alterations, additions and edits set forth in this Supplemental Letter Agreement. Other than as specified herein, the parties intend that the terms and provisions contained in the Original Letter Agreement, countersigned by PTAC, shall remain in full force and effect.

1. Under cover of this Supplemental Letter Agreement, Centre hereby transmits the revised final form of the Reinsurance Slip ("the Slip"), Trust Agreements, form of Warrant for PTAC's Series A-1, A-2, and A-3 Convertible Preferred Stock and for PTAC's Series A-4 Convertible Preferred Stock, Investor Rights Agreement, and the description of terms for such Convertible Preferred Stock, all relating to the Transaction, as has been agreed to by the parties. The parties agree that these documents replace the Reinsurance Slip and form of Warrant agreed on by the parties as reflected in the Original Letter Agreement, and add the form of Warrant for PTAC's Series A-4 Convertible Preferred Stock, description of terms for all such Convertible Preferred Stock, and the Trust Agreements.

2. With respect to the payment of the Initial Premium of $619,529,327 which the Company is obligated to pay pursuant to paragraph 1(a) of the Slip, PTAC and the Company on the one hand, and Centre on the other hand, agree that if the Accepted Market Value of the assets transferred as Initial Premium by the Company to Centre on the Closing Date is determined by Centre to be less than the required amount of $619,529,327 plus interest specified in and required by the Slip, then any such shortfall shall be deemed to have been paid by the Company to Centre on the Closing Date and maintained by the Company on a "funds withheld" basis as security in satisfaction of Centre's obligations under the Slip. PTAC and the Company covenant and agree that within (2) business days of such determination by Centre as to the Accepted Market Value of the assets transferred, the Company shall, and PTAC shall cause the Company to, release such security to Centre and transfer to Centre in cash or securities acceptable to Centre, the total amount of such shortfall.

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3. The Warrants contemplated by paragraph 1(c) of the Original Letter Agreement, the grant of which was described in the Original Letter Agreement, shall be in four tranches, and the terms of which are amended as follows:

     (a) The Warrants shall be exercisable for PTAC's Series A-1, A-2, A-3 and A-4 Convertible Preferred Stock, the terms of which are described in the attached description of terms. Such terms provide, inter alia, for the conversion of each share of such Convertible Preferred Stock into three (3) shares of common stock (subject to the anti-dilution adjustments set forth therein).

     (b) For the first tranche, the exercise price of the Warrants for the Series A-1 Convertible Preferred Stock shall be $12 (which is three times the average closing price of PTAC common stock on the fifteen
          (15) trading days immediately preceding the date of the Letter), and the Preferred Stock issuable on exercise of the Warrants shall convert into a number of whole shares closest to 8.69% of PTAC's then outstanding common shares, on a fully diluted basis, as of the date of exercise and the Warrants shall be exercisable at any time before December 31, 2007;

     (c) For the second tranche, the exercise price of the Warrants for the Series A-2 Convertible Preferred Stock shall be $24, and the Preferred Stock issuable on exercise of the Warrants shall convert into a number of whole shares closest to 4.55% of PTAC's then outstanding common shares, on a fully diluted basis, as of the date of exercise and the Warrants shall be exercisable at any time before December 31, 2007;

     (d) For the third tranche, the exercise price of the Warrants for the Series A-3 Convertible Preferred Stock shall be $36, and the Preferred Stock issuable on exercise of the Warrants shall convert into a number of whole shares closest to 3.52% of PTAC's then outstanding common shares, on a fully diluted basis, as of the date of exercise and the Warrants shall be exercisable at any time before December 31, 2007;

     (e) For the fourth tranche, the exercise price of the Warrants for the Series A-4 Convertible Preferred Stock shall be $6, and the Warrants shall, on exercise, convert into a number of whole shares closest to 30.78% of PTAC's then outstanding common shares, on a fully diluted basis, as of the date of exercise and the Warrants shall be exercisable at any time on or after January 1, 2008 and on or before the earlier of (i) December 31, 2013, or (ii) the Commutation Date as defined in the Reinsurance Agreement.

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4. The grant of the option by PTAC, on its own behalf and on behalf of the
Company, to Centre to reinsure future writings of the Company's long term care insurance business shall be as set forth in the Original Letter Agreement and as amended by the following:

     (a) Such option shall be exercisable at Centre's sole discretion until June 30, 2002, to reinsure up to a 50% limited quota share, following the fortunes and on original terms with a reasonable allowance for reinsurance expenses payable by Centre to PTAC in an amount that equates to PTAC's and the Company's actual acquisition and maintenance expenses, of long term care insurance policies written by the Company, after December 31, 2001 (the "Second Reinsurance Transaction") with the Company retaining at least a net 50% quota share of the same policies. The initial term of such agreement shall be for a period of up to five (5) years. Commencing at December 31, 2002, Centre shall have the right, upon one hundred twenty (120) days' prior written notice, to cancel the Second Reinsurance Transaction for any reason in respect of all business written after the effective date of such cancellation notice. Said cancellation shall take effect no sooner than at the expiration of this one-hundred twenty (120) day cancellation notice period. The limit of such reinsurance shall be set so that the probability of exceedance is remote.

     (b) PTAC and the Company agree to take all commercially reasonable efforts to cooperate with and assist Centre in the conduct and completion of its due diligence to underwrite the Second Reinsurance Transaction as detailed above, including but not limited to, providing timely responses to all reasonable requests for information and analyses, and making the directors, officers, key personnel and staff of PTAC and the Company available to meet with and answer questions from Centre;

     (c) In consideration of the time, expense and other expenditures of resources by Centre in respect of the proposed Second Reinsurance Transaction, PTAC agrees to reimburse Centre for all out-of-pocket costs and expenses (including, without limitation, attorneys', consultants and advisors fees and disbursements) incurred by or on behalf of Centre ("Expenses"), in relation to reaching completion of the proposed Second Reinsurance Transaction in an amount not to exceed $500,000, in addition to costs and expenses contemplated in the Letter. PTAC and the Company agree that the provisions of this paragraph are binding on PTAC and the Company effective on the date hereof and are expressly not subject to completion of the Second Reinsurance Transaction or to any other condition.

     (d) PTAC and the Company agree to fully indemnify and hold Centre and its respective directors, officers, employees and agents (each an "Indemnified Person") harmless against and from any loss, liability, cost or expenses (collectively, "Losses") incurred in respect of the proposed Second Reinsurance Transaction (including attorneys' fees and disbursements), other than costs and expenses otherwise addressed in the definitive documentation of the Second Reinsurance Transaction (if and when executed) and except to the extent finally determined by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of Centre. PTAC and the Company agree that the provisions of this paragraph are binding on PTAC and the Company on the date hereof and are expressly not subject to completion of the Transaction, a Second Reinsurance Transaction, or any other condition.

     (e) In the event that Centre elects to enter into a Second Reinsurance Transaction, completes its due diligence, and Centre and PTAC submit (and PTAC hereby agrees to do so) the Second Reinsurance Transaction to the Department of Insurance in the Company's state of domicile ("the Department") for approval and such approval is not granted, PTAC shall owe Centre a break-up fee (the "Break-up Fee") of $1,000,000. PTAC shall have the right to present the Second Reinsurance Transaction to the Department two separate times in order to obtain approval thereon, however the submission for the second attempt at an approval must be filed with the Department within 30 days of receipt of a disapproval on or withdrawal of the Second Reinsurance Transaction's initial filing for approval.

5. The provisions of this letter, are confidential and may not be disclosed to any other person or entity whatsoever, except with Centre's prior written express approval with regard to each and every such disclosure, other than to PTAC's advisors and the Department in connection with the Transaction and/or the proposed Second Reinsurance Transaction (together, the "Transactions").

6. This letter shall be governed by, and construed and enforced in accordance with, the laws of Bermuda applicable to contracts made and to be performed in that jurisdiction. PTAC, the Company and Centre submit to the jurisdiction of the Bermuda courts, and consent to venue there, for the resolution of any dispute arising out of or relating to this letter or the breach hereof, whether before or after the execution hereof.

7. PTAC and the Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by it or its Representatives and that, in addition to all other remedies, Centre shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

8. By signing this letter, PTAC and the Company acknowledge their acceptance of the terms and conditions hereof.

9. PTAC and the Company represent to Centre that their execution, delivery and performance of this letter will not breach, violate or conflict with any agreement, covenant, undertaking, law, statute, regulation or regulatory or judicial determination by which PTAC, the Company, and their subsidiaries or affiliates, or their respective property, is bound.

We are delighted and pleased to have this opportunity to finalize the Transaction and to work with you on the proposed Second Reinsurance Transaction. We intend to devote the necessary resources to consider the Second Reinsurance Transaction in the most efficient and effective manner.

Please do not hesitate to call us if you have any questions or require clarification of any issue. Otherwise, please sign and return a copy of this letter to signify agreement to the provisions hereof.

Yours sincerely,

Centre Solutions (Bermuda) Limited




Name :  Michael Crow
Title:  Vice President



Accepted and agreed for:

Penn Treaty American Corporation
Penn Treaty Network America Insurance Company
American Network Insurance Company




By:
Name:
Title:
Date: